Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, November 21, 2008	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY DIVIDEND 5 PERCENT

          MINNEAPOLIS, Nov. 21, 2008-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 5 percent, marking the 23rd consecutive year of dividend increases.

          The Board declared a regular cash dividend of 11.5 cents per share, payable December 19th to shareholders of record as of December 5th. As of October 31st, there were approximately 76,900,000 shares outstanding. The current declaration is the 213th consecutive quarterly cash dividend paid by Donaldson over a time span of 53 years.

About Donaldson Company, Inc.

          Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

          Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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